Exhibit 1.01 to Form SD

Fortinet, Inc.

Conflict Minerals Report

For The Reporting Period January 1, 2016 to December 31, 2016

This Conflict Minerals Report (“CMR”) has been prepared by Fortinet, Inc. (herein referred to, alternatively, as “Fortinet,” “we” and “our”). This CMR for the reporting period January 1, 2016 to December 31, 2016 is presented to comply with the final conflict minerals implementing rules (“Final Rules”) promulgated by the Securities and Exchange Commission (“SEC”), as modified by SEC guidance issued on April 29, 2014 and the SEC order issued on May 2, 2014. The Final Rules were adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as codified in Section 13(p) of the Securities Exchange Act of 1934. The Final Rules impose certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum, tungsten and gold.

To comply with the Final Rules, we conducted due diligence on the origin, source and chain of custody of the conflict minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to attempt to ascertain whether these conflict minerals originated in the Democratic Republic of Congo or an adjoining country (collectively, “Covered Countries”) and financed or benefited armed groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries.

Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, Fortinet is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore makes no conclusion in this regard in the report presented herein. Furthermore, given that Fortinet has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

I.	Company Overview

Fortinet is a global leader and innovator in network security. We provide high performance cybersecurity solutions to a wide variety of enterprises, service providers and government organizations of all sizes across the globe. We provide protection against cyberattacks and the technology to take on the increasing security performance requirements of the network. We offer a broad range of security products and solutions, providing customers with an integrated network security fabric architecture including a single source of threat intelligence to identify and minimize security gaps.

II.	Product Overview

The Fortinet Security Fabric has been developed to provide unified security across the entire network, including network core, endpoints, applications, data centers, access and private and public cloud, and is designed to enable traditionally disparate security devices to work together as an integrated and collaborative whole. It delivers integrated scalability, access control, awareness, security, traffic segmentation, centralized management and orchestration. It is built around an open framework to ensure interoperability and synchronization of intelligence and response, and does so across the distributed network security infrastructure, including both from the cloud and for the cloud. At the core of the Fortinet Security Fabric are our FortiGate physical products and software licenses, which ship with a broad set of security services, including firewall, virtual private network, anti-malware, anti-spam, application control, intrusion prevention, access control, web filtering, traffic and device segmentation and advanced threat protection (“ATP”). Through these security services, our FortiGuard Labs team provides updates using threat research and a global cloud network of data collection and intelligence resources to deliver subscription-based security services to FortiGate appliances and software products. We continually certify the security effectiveness of our security updates through independent test organizations, such as NSS Labs. Our FortiOS operating system provides the foundation for all FortiGate security functions. The latest enhancements to the FortiOS 5.6 offers end-customers the ability to manage security capabilities across their cloud assets’ and software-defined wireless area networks.

Enterprise customers select the form and deployment method that best meet their specific security requirements, such as a high-speed data center firewall at the network core, a next generation firewall at the edge, an internal segmentation firewall between network zones, a distributed enterprise firewall at branch sites or software- and hardware-based solutions designed for virtualized and cloud environments. Many smaller businesses also tend to deploy unified threat management devices. We derive a substantial majority of product sales from our FortiGate appliances, which range from the FortiGate-20 to -100 series, designed for small businesses, FortiGate-200 to -900 series for medium-sized businesses, to the FortiGate-1000 to -7000 series for large enterprises and service providers. Our network security platform also includes our FortiGuard security subscription services, which end-customers can subscribe to in order to obtain access to dynamic updates to application control, anti-virus, intrusion prevention, web filtering and anti-spam functionality. End-customers may also purchase FortiManager and FortiAnalyzer products in conjunction with a FortiGate deployment to provide enterprise-class centralized management, analysis and reporting capabilities. FortiSIEM provides organizations with a solution for analyzing and managing network security, performance and compliance standards across our and other vendors’ products. Finally, end-customers may purchase FortiCare technical support services for our products and FortiCare professional services to assist in the design, implementation and maintenance of their networks.

We complement our core FortiGate product line with other products and software that offer additional protection from security threats to other critical areas of the enterprise. These products include our FortiMail email security, FortiSandbox ATP, FortiWeb web application firewall and FortiDDoS security appliances, as well as our FortiClient endpoint security software, FortiSIEM software, FortiAP secure wireless access points and FortiSwitch secure switch connectivity products. Our technology also positions us to deliver security to the cloud and for the cloud. Sales of our cloud-related products and services across public, private and hybrid cloud environments continue to grow faster on a percentage basis than other parts of our business.

III.	Supply Chain Overview

Fortinet outsources the manufacture of its security hardware appliance products to a variety of contract manufacturers and original design manufacturers. Fortinet submits purchase orders to its contract manufacturers that describe the type and quantities of products to be manufactured, the delivery date and other delivery terms. Fortinet’s proprietary FortiASICs, which are incorporated in certain of Fortinet’s hardware appliance products, are fabricated by contract manufacturers. The components included in Fortinet’s products are sourced from various suppliers by Fortinet or more frequently by Fortinet’s contract manufacturers. Some of the components important to Fortinet’s business, including specific types of central processing units, network chips, and solid-state drives (silicon-based storage device), are available from a limited or sole source of supply. For purposes of this CMR, references to our “products” refer to our hardware appliance products, and references to our “suppliers” refer to our product suppliers.

IV.	Conflict Minerals Analysis and Reasonable Country of Origin Inquiry

Based upon a review of our products and our reasonable country of origin inquiry (“RCOI”), we have concluded that:

•	our products contain conflict minerals that are necessary to the production or functionality of such products; and

•	we are unable to determine whether the conflict minerals present in our products originate in the Covered Countries.

V.	Design of Due Diligence Measures

Fortinet designed its due diligence with respect to the source and chain of custody of the conflict minerals contained in its products based on the five-step framework set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (the “OECD Guidance”).

VI.	Due Diligence Measures Performed by Fortinet

Fortinet performed the following due diligence measures in accordance with the OECD Guidance and the Final Rules:

OECD Guidance Step #1: Establish Strong Company Management Systems

•	Fortinet maintains a Conflict Minerals Policy (the “Conflict Minerals Policy”) that sets forth (i) its commitment to complying with the Final Rules, (ii) its expectations of its suppliers regarding supporting Fortinet’s compliance activities, and (iii) its policies and practices with respect to the engagement of suppliers and the implementation of risk mitigation measures.

•	The implementation of Fortinet’s RCOI and the conducting of due diligence on the source and chain of custody of Fortinet’s necessary conflict minerals are managed by Fortinet’s legal and operations departments.

•	The legal and operations staff responsible for conflict minerals compliance (i) have received training regarding conflict minerals compliance and (ii) are required to be familiar with Fortinet’s Conflict Minerals Policy and with Fortinet’s conflict minerals-related processes.

•	Material conflict minerals-related records, including completed CMRTs (as defined below), will be maintained by Fortinet for a period of five (5) years from the date of creation.

•	Fortinet’s Conflict Minerals Policy has been made available to existing suppliers, and Fortinet makes the Conflict Minerals Policy available to new suppliers during the conflict minerals diligence process. In addition, Fortinet’s form manufacturing purchase agreement contains a conflict minerals compliance provision (the “Conflict Minerals Contractual Provision”) that incorporates the Conflict Minerals Policy as an exhibit thereto. The Conflict Minerals Contractual Provision was incorporated into (i) new manufacturing purchase agreements entered into in the 2016 reporting year and (ii) amendments to existing manufacturing purchase agreements entered into in the 2016 reporting year.

•	Interested parties can report improper activities in violation of the Conflict Minerals Policy via email at environmental_relations@fortinet.com.

OECD Guidance Step #2: Identify and Assess Risk in the Supply Chain

•	Fortinet has requested that its suppliers complete in full the Electronic Industry Citizenship Coalition/Global e-Sustainability Initiative Conflict Minerals Reporting Template (the “CMRT”). The CMRT is designed to request from suppliers sufficient information regarding its suppliers’ practices with respect to the sourcing of conflict minerals to enable it to comply with its requirements under the Final Rules.

•	Fortinet’s legal and operations departments manage and oversee the collection of information reported on the CMRT by Fortinet’s suppliers. Fortinet relies on a third party to collect such information.

OECD Guidance Step #3: Design and Implement a Strategy to Respond to Identified Risks

•	If, on the basis of areas of concern that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Fortinet determines that a supplier is sourcing conflict minerals that are directly or indirectly financing or benefiting armed groups, Fortinet will enforce the Conflict Minerals Policy by means of a series of escalations.

•	Such escalations may range from prompt engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by Fortinet from the applicable supplier.

OECD Guidance Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Given that we do not have a direct relationship with the smelters and refiners that process the conflict minerals that are present in our products, we rely on the Conflict-Free Sourcing Initiative (the “CFSI”) to conduct third-party audits of smelters and refiners.

OECD Guidance Step #5: Report on Supply Chain Due Diligence

As required by the Final Rules, we have filed a Form SD and this Conflict Minerals Report as an exhibit thereto for the 2016 reporting year. The Form SD and Conflict Minerals Report are also available on our website at investor.fortinet.com/sec.cfm.

VII.	Smelters and Refiners Identified

As a result of Fortinet’s reasonable country of origin inquiry, 37 suppliers, representing approximately 86% of our suppliers, provided completed CMRTs to Fortinet. Fortinet’s suppliers identified approximately 308 smelters and refiners from which they source conflict minerals that appear on the CFSI’s Standard Smelter List, and of those smelters and refiners, approximately 246 smelters and refiners, or approximately 80%, are compliant with the assessment protocols of the CFSI’s Conflict-Free Smelter Program (the “CFSP”). The remainder of the reported smelters and refiners are not, at this time, compliant with the assessment protocols of the CFSP (the “Non-Certified Smelters and Refiners”). With respect to these smelters and refiners, although we were not able to determine the mines of origin of the conflict minerals sourced from such smelters and refiners, we were able to determine their country locations. Attached as Addendum A to this CMR is a list of such country locations, grouped according to the specific conflict mineral processed by such smelters and refiners.

VIII.	Steps to Mitigate Risk

Fortinet intends to take the following steps to mitigate the risk that conflict minerals benefit armed groups:

•	Continue to engage with suppliers to obtain complete CMRTs; and

•	Encourage the development of supplier capabilities to perform conflict-minerals related due diligence by the implementation of risk mitigation measures, as appropriate.

FORWARD LOOKING STATEMENTS

Statements relating to due diligence improvements and other statements herein are forward-looking in nature and are based on Fortinet’s management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of Fortinet’s control and which could cause actual events to differ materially from those expressed or implied by the statements made herein, and Fortinet reserves the right to change its processes and policies related to conflict minerals.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise expressly stated herein, any documents, third party materials or references to websites (including Fortinet’s) are not incorporated by reference in, or considered to be a part of this CMR, unless expressly incorporated by reference herein.

Addendum A

Non-Certified Smelter and Refiner Country Locations by Conflict Mineral

Conflict Mineral	Country Locations
Tantalum	AUSTRIA CHINA GERMANY UNITED STATES

Tin	BELGIUM BRAZIL CHINA GERMANY INDONESIA JAPAN KOREA, REPUBLIC OF MALAYSIA RUSSIAN FEDERATION RWANDA SWITZERLAND TAIWAN THAILAND UNITED STATES VIETNAM

Tungsten	BRAZIL CHINA GERMANY JAPAN RUSSIAN FEDERATION SWEDEN VIETNAM

Gold	AUSTRALIA BELGIUM CHILE CHINA CZECH REPUBLIC GERMANY INDIA

ITALY

JAPAN

KAZAKHSTAN

KOREA, REPUBLIC OF

MALAYSIA

MEXICO

NETHERLANDS

NEW ZEALAND

POLAND

RUSSIAN FEDERATION

SAUDI ARABIA

SUDAN

SWITZERLAND

TAIWAN

TURKEY

UNITED ARAB EMIRATES

UNITED STATES

UZBEKISTAN

ZAMBIA

ZIMBABWE